EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ENERJEX RESOURCES ANNOUNCES NIOBRARA OPERATIONS UPDATE AND DEVELOPMENT PLANS

San Antonio, Texas / Denver, Colorado / Kansas City, Missouri (April 22, 2014) – EnerJex Resources, Inc. (OTCMarkets: ENRJ) (“EnerJex” or the “Company”) announced today the results of its recent workover program in the Company’s Niobrara Project located in Northeastern Colorado.

EnerJex has successfully completed working over eight vertical wells that produce natural gas from the Niobrara formation at a depth of approximately 2,500 feet. These wells contributed minimal production during the previous 12 months, and after producing for approximately 30 days, they have increased the Company’s gross operated Niobrara production by more than 300% from approximately 80 thousand cubic feet of natural gas (Mcf) per day to approximately 350 Mcf per day. The aggregate cost of completing all eight workovers was less than $100,000, and EnerJex has identified approximately 5 additional workover candidates. Including the Company’s overriding royalty interests, its gross production from this project is now approximately 475 Mcf per day.

EnerJex recently filed 17 drilling permits in Sedgwick County, where it has identified dozens of high-ranked drilling locations based on 3D seismic analysis. The Company is also in the process of soliciting bids for drilling and completion operations, along with pipeline construction and the upgrade of an existing tap into the Trailblazer pipeline that EnerJex previously acquired. Direct access to the Cheyenne Hub market significantly improves the economics of this project, along with the attractive terms of the Company’s leases which have a high net revenue interest of approximately 87.5%.

Several confirmation wells were drilled on EnerJex’s existing acreage in this area during the past few years which successfully confirmed the Company’s 3D seismic interpretation. One of these wells was flow tested and achieved a production rate of more than 600 Mcf per day with no water on a 16/64” choke with a bottom hole pressure of 771 pounds per square inch. Management believes this area is particularly attractive for development based on the Niobrara formation’s greater depth, higher reservoir pressure, and lower water saturation as compared to the Company’s existing area of production. Drilling and completion costs for new wells in this project area are expected to be approximately $225,000 with finding and development costs of less than $1.00 per net Mcf.

EnerJex’s Niobrara Project consists of approximately 58,000 acres which have been high-graded from an original position of 330,000 acres based on the analysis of 114 miles of 2D and 165 square miles (105,000 acres) of 3D seismic data. The Company has identified more than 150 high-ranked Niobrara drilling locations on its acreage based on 3D seismic analysis, which has historically yielded success rates of approximately 90% in this play. EnerJex’s acreage is also well situated with dircect access to the Cheyenne Hub market in immediate proximity to the 1,679-mile Rocky Mountain Express pipeline and the 436-mile Trailblazer pipeline.

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.463.9297 | WWW.ENERJEX.COM

Management Comments

EnerJex’s CEO, Robert Watson, Jr., commented, “I am pleased to announce the results of this highly economic workover program, and I eagerly await the expansion of our Niobrara project, which may include deeper and higher potential exploration targets. Our redevelopment of Adena Field remains on track, and I continue to be very excited about EnerJex’s oil prospects in Kansas, where the Company has identified hundreds of low risk drilling opportunities.”

About EnerJex Resources, Inc.

EnerJex Resources, Inc. is an independent exploration and production company focused on the acquisition and development of oil and natural gas properties located in the mid-continent region of the United States. The Company owns oil and gas leases covering approximately 100,000 acres in multiple prolific hydrocarbon basins located in four states including Colorado, Kansas, Nebraska, and Texas.

EnerJex’s operations are focused in five distinct projects where the company produces oil and natural gas from shallow reservoirs that are characterized by long lived reserves with low production decline rates. Within these projects, the Company has identified more than 500 low-risk drilling locations. Through its large acreage footprint in the Denver-Julesburg (“DJ”) Basin, EnerJex also has significant exposure to emerging oil resource plays that are being pursued by numerous competitors on trend with the Company’s properties. EnerJex’s headquarters are located in San Antonio, Texas, and additional information is available on its website at www.enerjex.com.

Forward-Looking Statements

This press release and the materials referenced herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give EnerJex's current expectations or forecasts of future events. The statements in this press release regarding the completion of drilling for and commencement of operations at new wells, successful production at newly drilled wells, expected increases in overall production, the acquisition of operating assets and related agreements, any implied or perceived benefits from any current or future transaction, and any other effects resulting from any of those matters, are forward-looking statements. Such statements involve material risks and uncertainties, including but not limited to: whether newly drilled or newly acquired properties will produce at levels consistent with management's expectations; market conditions; whether we will experience equipment failures and, if they materialize, whether we will be able to fund repair work without materially impairing planned production levels or the availability of capital for further production increases; the ability of EnerJex to meet its loan covenants under the debt facility that is expected to fund the costs of the new wells and to obtain financing from other sources for continued drilling; the costs of operations; delays, and any other difficulties related to producing oil; the ability of EnerJex to integrate the newly producing assets; the ability to retain necessary skilled workers to operate the new producing wells; the price of oil; EnerJex's ability to market and sell produced minerals; the risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; the ability to manage and continue growth; and the ability of management to successfully integrate Black Raven. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements are set forth in our Form 10-K filed with the SEC. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. EnerJex's production forecasts are dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Although EnerJex believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Contact

EnerJex Resources, Inc.

Robert Watson, Jr., CEO

Phone: (210) 451-5545